Exhibit (a)(3)
HIGHLAND FLOATING RATE FUND
Certificate of Designation
of
Highland Floating Rate Fund
     The undersigned, being the Secretary of Highland Floating Rate Fund, a Delaware statutory trust (the “Trust”), pursuant to the authority conferred upon the Trustees of the Trust by Section 6.2 of the Trust’s Agreement and Declaration of Trust (the “Declaration”) and by the affirmative vote of at least a majority of the Trustees, does hereby establish and designate the initial sole series of the Trust, Highland Floating Rate Fund with the following rights, preferences and characteristics:
1. Shares. The beneficial interest in the Trust shall initially be divided into common shares of a sole series (the “Shares”) having a nominal or par value of $0.001 per Share, of which an unlimited number may be issued. The Trustees shall have the authority from time to time to authorize additional series of shares of beneficial interest in accordance with Section 6.2 of the Declaration.
2. Classes of Shares. The Shares of the sole series shall be divided into four classes—Class A, Class B, Class C and Class Z. The Trustees shall have the authority from time to time to authorize additional classes of Shares of the Trust in accordance with Section 6.2 of the Declaration.
3. Sales Charges. Each Class A, Class C and Class Z Share shall be subject to such sales charges, if any, as may be established from time to time by the Trustees in accordance with the Investment Company Act of 1940 and applicable rules and regulations of the Financial Industry Regulatory Authority, Inc., all as set forth in the Trust’s prospectus. Class B Shares purchased prior to May 2, 2005 may be subject to a contingent deferred sales charge until May 2, 2010, all as set forth in the Fund’s prospectus for Class B Shares.
4. Allocation of Expenses Among Classes. Expenses related solely to a particular class (including, without limitation, distribution expenses under an administrative or service agreement, plan or other arrangement, however designated) shall be borne by that class and shall be appropriately reflected (in a manner determined by the Trustees) in the net asset value, dividends, distribution and liquidation rights of the Shares of that class.
5. Conversion. Each Class B Share of the sole series shall be converted automatically, and without any action or choice on the part of the Shareholder thereof, into Class A Shares of the sole series at such times and pursuant to such terms, conditions and restrictions as set forth in the Prospectus(es) of the initial series.
6. Meetings of Shareholders. A meeting of Shareholders of a class of the sole series may be called with respect to the Rule 12b-1 distribution plan applicable to such class or with respect to any other proper purpose affecting only holders of shares of such class at any time by a Majority of the Trustees.
7. Other Rights Governed by Declaration. All other rights, preferences, qualifications, limitations and restrictions with respect to the Shares of the Trust or with respect to any class of

Shares set forth in the Declaration shall apply to the Shares of the sole series unless otherwise specified in this Certificate of Designation, in which case this Certificate of Designation shall govern.
8. Amendments, etc. Subject to the provisions and limitations of the Declaration and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a majority of the Trustees (or by any officer of the Trust pursuant to the vote of a majority of the Trustees) or when authorized to do so by the vote in accordance with the Declaration of the holders of a majority of all the Shares of the sole series outstanding and entitled to vote or, if such amendment affects the Shares of one or more but not all of the classes of the sole series, the holders of a majority of all the Shares of the affected classes outstanding and entitled to vote.
9. Incorporation of Defined Terms. All capitalized terms that are not defined herein shall have the same meaning as ascribed to those terms in the Declaration.

December 14, 2007

/s/ Jason Blackburn Jason Blackburn, Secretary

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